                      SECURITIES AND EXCHANGE COMMISSION
                                      8-K
                                CURRENT REPORT

                    Pursuant to Section 13 ot 15 (d) of the
                        Securities Exchange Act of 1934



Date of Report
(Date of earliest event reported)  October 23, 1996
                                   ----------------



TELEPORT COMMUNICATIONS GROUP INC.
(Exact Name of Registrant as specified in its Charter)



Delaware                             0-20913          13-3173139
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(State or Other jurisdiction of    (Commission   (IRS Employer of
Incorporation)                     File Number)  Identification No.)


One Teleport Drive, Staten Island, New York           10311
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(Address of Principal Executive Offices)           (Zip Code)


Registrant's telephone number including area code  (718) 355-2000

ITEM 5.  OTHER EVENTS

The Registrant issued the following Press Release on October 23, 1996:

     TCG TO ACQUIRE EASTERN TELELOGIC CORPORATION, PHILADELPHIA'S LARGEST COMPETITIVE LOCAL CARRIER, AND COMPLETE ITS NORTHEAST CORRIDOR EXPANSION

FOR IMMEDIATE RELEASE

     NEW YORK, NY -- Comcast Corp. and Teleport Communications Group Inc. (TCG) today announced agreement to undertake a two-step transaction that, when completed, will result in TCG acquiring Eastern Telelogic Corporation (ETC), the leading competitive Local Exchange Carrier in Philadelphia, the nation's fifth largest telecommunications market, as well as in the neighboring cities of Camden, NJ and Wilmington, DE.

     The acquisition is expected to total approximately $233 million and involve a combination of cash, stock and assumption of debt.

     "A few years ago, we recognized that ETC occupied a strategic position in the densely populated Northeast Corridor and so we purchased a 25 percent stake in the company," said Bob Annunziata, Chairman, President and CEO of TCG. "Our acquisition of the remaining 75 percent of ETC underscores our basic growth strategy: we'll either build our own networks or develop a relationship with another company that leads to its acquisition by TCG."

     With the acquisition of ETC, TCG will operate extensive local fiber optic networks throughout the Northeast Corridor, from the northern Virginia suburbs of Washington DC through New York, Boston and into southern New Hampshire.

     ETC is an authorized competitive local exchange carrier in Pennsylvania, New Jersey and Delaware. The company operates a Class 5 digital telephone switch on its 525- mile fiber optic network which connects to more than 360 buildings and provides a full array of private line and switched local exchange services to businesses in the Philadelphia-Wilmington-Camden metropolitan area. ETC currently has 140 employees.

TCG TO ACQUIRE ETC
------------------

     Annunziata added that "ETC's position as the leading provider of competitive local telecommunications services in the Philadelphia, Wilmington and Camden metropolitan area fits in with TCG's strategy of being the leading local telecommunications competitor in all the major markets in the United States. The acquisition of ETC will raise to 57 the number of major markets served by TCG, including 18 of the nation's top 20."

     In the first of the two steps, ETC will redeem the shares of its stock, approximately 49 percent, not held by Comcast CAP, a corporation owned 51
percent by Comcast Corporation  and 49 percent by TCG.   Comcast CAP will borrow
at a market interest rate approximately $120 million from TCG as a short-term loan and will, in turn, lend this amount to ETC for the redemption. This first step is expected to close as soon as mid-November.

     In the second step, TCG will acquire Comcast's 51 percent of Comcast CAP in exchange for 2,757, 083 shares of TCG Class A Common Stock, resulting in ETC becoming a wholly owned subsidiary of TCG. TCG will also assume approximately $45 million of ETC debt and $5 million of management appreciation rights. The second transaction will close as soon as necessary regulatory approvals have been obtained, which is expected in the first quarter of 1997.

     Gary Lasher, President and CEO of ETC, said that "TCG is well recognized throughout the industry as the largest, most successful and best managed" competitive local exchange carrier. "TCG started the industry and it has continued to lead it," he added. "We share TCG's entrepreneurial tradition and philosophy of providing our customers with great service at competitive prices. We are looking forward to becoming part of this highly successful and growing organization."

     TCG is the nation's oldest and largest competitive local exchange carrier, serving information-intensive businesses in 57 major markets nationwide with an array of advanced private line and switched telecommunications services. Headquartered in New York, TCG is traded on the NASDAQ National Market under the trading symbol: TCGI.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned, thereunto duly authorized.


                                      TELEPORT COMMUNICATIONS
                                      GROUP INC.

Dated:  October 24, 1996
                                      By:    /s/ John A. Scarpati
                                             -------------------------

                               Name:  John A. Scarpati
                               Title: Senior Vice President and Chief Financial
                                      Officer


Dated:  October 24, 1996              By:    /s/ Maria Terranova-Evans
                                             -------------------------
                               Name:  Maria Terranova-Evans
                               Title: Vice President and Controller
                                      (Principal Accounting Officer)




 .